EXHIBIT 99.1


               PALADYNE AND ECOM SIGN DEFINITIVE MERGER AGREEMENT
                 o Combined company to offer unique eCRM capabilities
                 o Previous financing contingencies removed

Orlando, Florida---- December 27, 2000- Paladyne Corp. (OTCBB: PLDY) today announced it had signed a definitive Merger Agreement with e-commerce support centers, inc. ("ECOM"), a privately-held company in Jacksonville, NC. eCOM will become a wholly owned subsidiary of Paladyne under terms of the merger agreement. Paladyne will issue 4,100,000 Series B Convertible Preferred Shares, convertible into 8,200,000 of its Common Shares at a later date. In addition, ecom shareholders will receive 4,500,000 Warrants to purchase Paladyne Common Shares, of which 4,000,000 will be exercisable in proportion to exercise of existing Warrants and options held by Paladyne shareholders. The remaining 500,000 will be exercisable based on achievement of specified revenue targets for the combined Company. ecom shareholders will also receive additional Common Shares to preserve their ownership percentage in connection with a related private placement. The companies believe that the merger will be considered a tax-free reorganization.

The companies previously announced a Letter of Intent on October 3, 2000 that included certain financing contingencies. These contingencies now have been removed and the merger is expected to close when remaining details are concluded in first quarter, 2001.

Paladyne reported 2000 fiscal year revenues of $5.52M for the year ending August 31, 2000, to which the combined company will add ECOM's current customer base including Lowe's Home Improvement Warehouse, Friedman's Jewelers (Friedman's Crescent Joint Venture), Aarmark, Brand Direct, Whitehall Jewelers, Arsenal Digital, Who's Who Historical Society and a number of others.

John D. Foster, Chairman and CEO of Paladyne said, "Combining ECOM'S leading edge, web-enabled customer contact support services with Paladyne's advanced data integration software positions the new entity to provide unique customer benefit in the rapidly growing electronic Customer Relationship Management market. We have a proven business model, domain expertise in eCRM and a strong, experienced team to deliver customer and shareholder value. And by agreeing to proceed with the merger prior to financing means we bring our combined advantages to the market more quickly."

Mr. Foster will remain as Chairman and CEO of the combined entity, while Terrence J. Leifheit, current ECOM CEO will become President and COO of Paladyne. Ronald L. Weindruch will become Executive Vice President--Business Development for the combined company.

Terry Leifheit commented, "With our solid customer base and proven ability to deliver quality solutions, adding Paladyne's proprietary Datagration(TM) software to the mix moves us beyond being a pure service company. We will, for example, utilize our software to help our clients link disparate data sources to create a "single view" of their customers. This also allows us to enhance our


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contact support service through higher incidence of one contact problem resolution or improved sales effectiveness, thus directly and positively impacting our client's bottom line."

About Paladyne:

Paladyne develops component-based data integration solutions that enable rapid and cost-effective enterprise data quality and integration for data warehousing, CRM and e-business initiatives. The Company's flagship product, the Datagration(TM) e-Business Suite 2.0, dynamically employs data discovery, data access tools and reusable components to integrate multiple data sources with built-in data integrity. Datagration enables the rapid implementation of data marts/warehouses, supply chain, CRM and application integration initiatives at lower cost than traditional solutions. The Company's Web address is www.paladyne.com.
----------------

About ecom:

ECOM provides outsourced eCRM solutions for both B2B and B2C Internet sites. ECOM'S full spectrum of personalized customer solutions include inbound customer support and Help Desk support using live, one-to-one text chat; live phone support comprised of call back technology and voice/video over IP; multiple, simultaneous email response; customized reporting; proactive site monitoring; and collaborative agent interaction. ECOM also provides traditional call center services.

The matters discussed in this news release contain forward-looking statements, including that the merger of Paladyne and ECOM will occur, which are subject to various risks, uncertainties and other factors that could cause actual results to vary materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include that the conditions to Closing will not be satisfied, competition, the management of Paladyne and ECOM'S growth, the ability to deliver new products to market on time, expected losses in the foreseeable future, the fact that our revenue growth in prior periods is not indicative of future growth, the inability to accurately predict our future revenues and other risks detailed from time to time in Paladyne's filings with the Securities and Exchange Commission. These forward-looking statements represent Paladyne and ECOM'S judgment as of the date of this release. Both parties disclaim any intent or obligation to update these forward-looking statements.